EXHIBIT 10.3

FORM OF

EMPLOYEE BENEFIT MATTERS AGREEMENT

THIS EMPLOYEE BENEFIT MATTERS AGREEMENT (this “Agreement”) is entered into on                 , 2004, by and between PC Mall, Inc., a Delaware corporation (“PC Mall”) and eCost.com, Inc., a Delaware corporation (“eCost”).

RECITALS:

WHEREAS, eCost is currently a wholly-owned subsidiary of PC Mall;

WHEREAS, eCost is considering an initial public offering of its Common Stock (“IPO”);

WHEREAS, PC Mall will own not less than eighty percent (80%) of the issued and outstanding shares of eCost’s common stock (the “Retained Shares”) following the IPO;

WHEREAS, subject to the terms and conditions set forth in that certain Master Separation and Distribution Agreement (the “Master Separation and Distribution Agreement”), by and between PC Mall and eCost, dated as of the date hereof, PC Mall intends to distribute to its stockholders, approximately six months following the closing of the IPO, all of the Retained Shares in a tax-free distribution; and

WHEREAS, in furtherance of the foregoing, PC Mall and eCost desire to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans and programs, and certain employment matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise expressly provided herein, all capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Master Separation and Distribution Agreement. In addition, the following terms, as used herein, shall have the following meanings:

1.1 “Adjusted Option” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.2 “Administrative Services Agreement” shall have the meaning set forth in Article I of the Separation Agreement.

1.3 “Affiliate” shall mean, when used with respect to a Person, another Person that controls, is controlled by, or is under common control (within the meaning of Section 414(b), (c), (m) or (o) of the Code) with the Person specified.

1.4 “Ancillary Agreements” shall have the meaning set forth in Article I of the Separation Agreement.

1.5 “Board of Directors” shall mean, when used with respect to a specified corporation, the board of directors of the corporation so specified.

1.6 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, including any successor legislation.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including any successor legislation.

1.8 “Distribution Date” shall mean the date on which PC Mall’s interest in eCost shall be distributed, as further defined in the Separation Agreement.

1.9 “Distribution Ratio” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.10 “eCost” shall have the meaning set forth in the recitals hereto.

1.11 “eCost Adjusted Exercise Price to Market Price Ratio” shall have the meaning set forth on Schedule 5.1(b) of this Agreement.

1.12 “eCost Employees” shall mean persons who are employed by eCost (including persons who would otherwise be deemed to be eCost Employees who are absent from work by reason of disability or leave of absence and inactive employees treated as such by agreement therewith).

1.13 “eCost Employment Liabilities” shall have the meaning set forth in Section 7.1(c) of this Agreement.

1.14 “eCost Flex Plan” shall have the meaning set forth in Section 4.2 of this Agreement.

1.15 “eCost Option” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.16 “eCost Option Plans” shall mean that certain eCost 1999 Stock Incentive Plan and that certain eCost 2004 Stock Incentive Plan.

1.17 “eCost Savings Plan” shall have the meaning set forth in Section 3.2(a) of this Agreement.

1.18 “eCost Welfare Plan” shall have the meaning set forth in Section 4.1 of this Agreement.

1.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, including any successor legislation.

1.20 “Group Status Change” shall mean the cessation of PC Mall’s ownership of at least 80% of the combined voting power of all classes of stock entitled to vote or the total value of all shares of all classes of stock of eCost then outstanding. PC Mall’s ownership of outstanding eCost stock shall be determined pursuant to Sections 414 and 1563 of the Code.

1.21 “Group Status Change Date” shall mean the earlier of (i) the Distribution Date or (ii) the date on which the Group Status Change occurs, or such other date as PC Mall and eCost shall mutually agree upon.

1.22 “Offering Date” shall mean the date on which the eCost initial public offering closes, as further defined in the Separation Agreement.

1.23 “PC Mall” shall have the meaning set forth in the recitals hereto.

1.24 “PC Mall Adjusted Exercise Price to Market Price Ratio” shall have the meaning set forth on Schedule 5.1(b) of this Agreement.

1.25 “PC Mall Adjusted Option” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.26 “PC Mall Employees” shall mean persons who, immediately prior to the Group Status Change Date are employed by the PC Mall Group (including persons who would otherwise be deemed to be PC Mall Employees who are absent from work by reason of disability or leave of absence and inactive employees treated as such by agreement therewith).

1.27 “PC Mall Group” shall mean PC Mall, together with all its wholly-owned subsidiaries, excluding eCost.

1.28 “PC Mall Option Number” shall have the meaning set forth in Section 5.1(a) of this Agreement.

1.29 “PC Mall Retained Employees” shall mean persons who, immediately after the Group Status Change Date, are employed by the PC Mall Group (including persons who would otherwise be deemed to be PC Mall Retained Employees who are absent from work by reason of disability or leave of absence and inactive employees treated as such by agreement therewith) but shall not include any persons who are or become eCost Employees on or after such date.

1.30 “PC Mall Welfare Plan” shall mean the “PC Mall, Inc. Welfare Benefits Plan” as in effect from time to time.

1.31 “PC Mall Savings Plan” shall mean the “Creative Computers, Inc. 401(k) Plan,” as in effect from time to time.

1.32 “PC Mall Stock Option” shall mean any option to purchase PC Mall common stock.

1.33 “PC Mall Stock Option Plans” shall mean that certain PC Mall Amended and Restated 1994 Stock Incentive Plan, as amended, and that certain PC Mall Amended and Restated Directors’ Non-Qualified Stock Option Plan.

1.34 “Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, and any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

1.35 “Plans” shall mean any “employee benefit plans” (within the meaning of Section 3(3) of ERISA), retirement, pension, savings, profit-sharing, welfare, stock purchase, stock option, equity-based, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, disability, worker’s compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (including any funding mechanisms therefor), whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not.

1.36 “Plan Transfer Date” shall have the meaning set forth in Section 3.2(b) of this Agreement.

1.37 “Pre-Distribution Exercise Price to Market Price Ratio” shall have the meaning set forth on Schedule 5.1(b) of this Agreement.

1.38 “Welfare Benefit Plan” shall mean, any Plan providing welfare benefits within the meaning of Section 3(1) of ERISA.

1.39 “Securities Act” shall mean the Securities Act of 1933, as amended.

1.40 “Separation Agreement” shall mean that certain Master Separation and Distribution Agreement, by and between PC Mall and eCost, of even date herewith.

1.41 “Tax Allocation and Indemnification Agreement” shall mean that certain Tax Allocation and Indemnification Agreement, by and between PC Mall and eCost, of even date herewith.

ARTICLE 2

PRE-STATUS CHANGE PLAN PARTICIPATION

2.1 Continuing Participation in PC Mall Plans. Except as specified otherwise in this Agreement, or as PC Mall may otherwise direct, eCost shall continue as a “participating company” in the PC Mall Plans in effect as of the Offering Date, to the extent that eCost has not yet established comparable Plans of its own.

2.2 PC Mall’s General Obligations as Plan Sponsor. The PC Mall Group shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, such PC Mall Plans, and shall have the sole and absolute discretion and authority to modify and interpret such Plans, as set forth therein.

2.3 eCost’s General Obligations as Participating Company. eCost shall perform with respect to its participation in the PC Mall Plans, the duties of a participating company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Plan; (ii) prompt payment of its allocable share expenses and costs relating to its participation; (iii) cooperating fully with Plan auditors, benefit personnel and benefit vendors; (iv) preserving the confidentiality of all financial arrangements the PC Mall Group has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom the PC Mall Group has entered into an agreement relating to such Plans; and (v) preserving the confidentiality of participant information to the extent not specified otherwise in this Agreement.

2.4 Termination of Participating Company Status. Except as otherwise may be specified by PC Mall, effective as of the Group Status Change Date or such other date as eCost establishes a comparable Plan (as specified in Section 3.2 or otherwise in this Agreement), eCost shall automatically cease to be a Participating Company in the corresponding PC Mall Plan.

2.5 Terms of Participation for eCost Plans.

        (a) Non-Duplication of Benefits. As of the Group Status Change Date or such later date that applies to the particular eCost Plan established thereafter, the eCost Plans shall be, with respect to eCost Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding PC Mall Plans. PC Mall and eCost shall mutually agree, if necessary, on methods and procedures, including amending the respective Plan documents, to prevent eCost Employees from receiving duplicate benefits from the PC Mall Plans and the eCost Plans.

        (b) Service Credit. Except as specified otherwise in this Agreement, with respect to eCost Employees, each eCost Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the

Group Status Change Date, were recognized under the corresponding PC Mall Plan shall, as of the Group Status Change Date, receive full recognition and credit and be taken into account under such eCost Plan to the same extent as if such items occurred under such eCost Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable “break in service,” “employment date,” or “eligibility date” rules under the eCost Plans and the PC Mall Plans.

2.6 Right to Amend or Terminate. Except as specifically provided herein, nothing in this Agreement shall be construed or interpreted to restrict PC Mall’s right or authority to amend or terminate the PC Mall Plans at any time it deems necessary or appropriate.

2.7 Access to Information. The PC Mall Group and eCost shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the PC Mall Plans and eCost Plans during the respective periods applicable to such Plans as PC Mall and eCost may mutually agree. The PC Mall Group, eCost and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

ARTICLE 3

SAVINGS PLANS

3.1 PC Mall Savings Plan. From and after the Group Status Change Date, PC Mall shall continue to sponsor the PC Mall Savings Plan for the benefit of PC Mall Retained Employees who, prior to such date, were participants thereunder. Active participation of all eCost Employees in the PC Mall Savings Plan shall cease immediately prior to the Group Status Change Date, and the trustee of such plan shall not accept or permit further contributions made by or on behalf of the eCost Employees, other than contributions that accrued prior to the Group Status Change Date. Except as may be required by Section 411(d)(3) of the Code or other applicable law, nothing contained in this Article 3 shall have the effect of accelerating the degree to which any individual has a vested interest in the PC Mall Savings Plan or the eCost Savings Plan.

3.2 eCost Savings Plan.

(a) Effective as of the Group Status Change Date, eCost shall adopt a defined contribution plan that is intended to qualify under Sections 401(a) and 40l(k) of the Code (the “eCost Savings Plan”), under which retirement benefits shall generally be provided for eCost Employees. Subject to such adoption, eCost agrees to use its reasonable best efforts to cause the applicable fiduciaries of the eCost Savings Plan to accept a transfer of assets and liabilities from the PC Mall Savings Plan, in accordance with the spin-off provisions set forth under Section 414(l) of the Code and other applicable law, representing the full account balances of eCost Employees for all periods of participation in the PC Mall Savings Plan through the Group Status Change Date (including all contributions and all earnings attributable thereto).

(b) Prior to the date on which the transfer of assets and liabilities to the eCost Savings Plan may occur (the “Plan Transfer Date”), which date shall occur as promptly as practicable following the Group Status Change Date and be subject to the fiduciaries of the eCost Savings Plan accepting a transfer of assets and liabilities under Section 3.2(a), PC Mall shall (i) cause the trustee of the PC Mall Savings Plan to segregate, in accordance with the spin-off provisions set forth under Section 414(l) of the Code and other applicable law, the assets of the PC Mall Savings Plan representing the full account balances of eCost Employees for all periods of participation in the PC Mall Savings Plan through the Group Status Change Date (including all contributions and all earnings attributable thereto); (ii) make all required filings and submissions to the appropriate governmental agencies; and (iii) make all required amendments to the PC Mall Savings Plan and related trust agreement necessary to provide for the segregation of assets described in this Section 3.2(b).

(c) On the Plan Transfer Date, PC Mall shall cause the trustee of the PC Mall Savings Plan to transfer to the trustee of the eCost Savings Plan the account balances (inclusive of outstanding participant loans) of any participating eCost Employees, as determined under Section 3.2(b). Such transfer shall be “in kind,” based on those investment funds in which such account balances are then invested or in such other form as PC Mall and eCost may mutually agree; provided, however, that any participant loans to eCost Employees shall be transferred in the form of notes. In consideration of the segregation and transfer of assets described herein, the eCost Savings Plan shall, as of the Plan Transfer Date, assume all liabilities attributable to such assets. Upon the full completion of the transfer described herein, the PC Mall Group and the PC Mall Savings Plan shall be relieved of, and eCost and the eCost Savings Plan shall assume, all liabilities for the payment of any account balances transferred from the PC Mall Savings Plan to the eCost Savings Plan.

3.3 Outstanding Participant Loans. Subject to the fiduciaries of the eCost Savings Plan accepting a transfer of assets and liabilities under Section 3.2(c), with respect to any eCost Employees who have outstanding plan loans originally made from the eCost Savings Plan, such Employees shall be permitted to repay such loans to the eCost Savings Plan by way of regular deductions from their paychecks, and, prior to the Plan Transfer Date, the PC Mall Group or eCost (as the case may be) shall cause all such deductions to be forwarded to the PC Mall Savings Plan as promptly as practicable. From and after the Plan Transfer Date, all plan loan repayments made by eCost Employees shall be remitted exclusively to the eCost Savings Plan but only to the extent such plan loans are transferred to the eCost Savings Plan. Unless expressly contemplated by this Agreement, in no event will the transactions contemplated by this Agreement alter the terms of the applicable notes or the loan provisions of the eCost Savings Plan or the PC Mall Savings Plan.

3.4 Allocation of Liabilities. From and after the Group Status Change Date, the eCost Savings Plan shall assume all liabilities relating to the payment of benefits to eCost Employees in the PC Mall Savings Plan. The PC Mall Group shall retain all other liabilities relating to the PC Mall Savings Plan.

ARTICLE 4

WELFARE PLANS

4.1 Transition for Welfare Plan Participation. From and after the Group Status Change Date, the PC Mall Group shall continue to maintain the PC Mall Welfare Plan for the PC Mall Retained Employees who, prior to such date, were receiving benefits under such plan. Active participation of all eCost Employees in the PC Mall Welfare Plan shall cease as of 11:59 p.m. Pacific Time on the earlier of: (1) the day immediately preceding the Group Status Change Date; or (2) the 90th day following PC Mall’s notification to eCost that the eCost Employees will no longer be eligible to participate in the PC Mall Welfare Plan. From and after such time, eCost shall adopt and maintain the eCost Welfare Plan for the benefit of eCost Employees. Notwithstanding the foregoing, neither PC Mall nor eCost shall have any obligation to sponsor any specific Welfare Plan prior to or after the Group Status Change Date.

4.2 Adoption of eCost Flex Plan. Effective as of the Group Status Change Date, eCost shall adopt a “flexible benefit plan” under Section 125 of the Code for the benefit of the eCost Employees (the “eCost Flex Plan”), the material terms of which plan shall be substantially similar to those set forth in the “flexible benefits” component of the PC Mall Welfare Plan. As provided in Section 4.1 above, active participation of all eCost Employees in the flexible benefits component of the PC Mall Welfare Plan shall cease immediately prior to the Group Status Change Date, and such plan shall not accept further contributions made by or on behalf of the eCost Employees, other than contributions that accrued prior to the Group Status Change Date. With respect to amounts deferred into the PC Mall Welfare Plan by eCost Employees prior to the Group Status Change Date, such amounts shall remain available for reimbursement of qualified medical and dependent care expenses incurred prior to the [Employee Transfer Date] for a period of time to be mutually agreed upon by PC Mall and eCost (the “Run-out Period”). Any claims relating to expenses incurred prior to the Group Status Change Date that are not submitted to administrator for the PC Mall Welfare Plan prior to the end of the Run-out Period shall not be eligible for reimbursement. Any amounts deferred by eCost Employees under the PC Mall Welfare Plan that are not paid out in connection with claims submitted prior to the end of the Run-out Period shall be forfeited. Reimbursement for medical and dependent care expenses incurred after the Group Status Change Date shall be subject to the terms of the eCost Code Flex Plan.

4.3 Continuance of Elections, Co-Payments and Maximum Benefits.

(a) As of the Group Status Change Date, eCost shall cause the eCost Welfare Plans to maintain comparable coverage and contribution elections made by eCost Employees under the PC Welfare Plan and apply such elections under the eCost

Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable. The transfer or other movement of employment between the PC Mall Group and eCost at any time upon or before the Group Status Change Date shall constitute neither a “change in status event” under the PC Mall Welfare Plan or the eCost Welfare Plans nor a “qualifying event,” as defined under COBRA.

(b) On and after the Group Status Change Date, eCost shall cause the eCost Welfare Plans to recognize and give credit for (A) all amounts applied to deductibles, out-of-pocket maximums, co-payments and other applicable benefit coverage limits with respect to which such expenses have been incurred by eCost Employees under the PC Mall Welfare Plan for the remainder of the calendar year in which the Group Status Change Date occurs, and (B) all benefits paid to eCost Employees under the PC Mall Welfare Plan for purposes of determining when such persons have reached their lifetime maximum benefits under the eCost Welfare Plan. Notwithstanding the above, eCost’s obligations under this Subsection 4.3(b) shall be limited by the market availability of health insurance products or other arrangements satisfying the criteria described above. eCost shall use its commercially reasonable best efforts to locate and engage the services of a vendor whose policies or other arrangements meet the requirements above.

4.4 Allocation of Liabilities.

(a) Except to the extent welfare benefits are funded by employee contributions or as otherwise provided in this Agreement, the PC Mall Group shall retain responsibility for and continue to pay all premiums, expenses and benefits relating to the PC Mall Welfare Plan with respect to claims incurred or premiums due prior to the Group Status Change Date by PC Mall Employees (including eCost Employees participating in the PC Mall Welfare Plan prior to such date) as well as their covered dependents.

(b) Except to the extent welfare benefits are funded by employee contributions or as otherwise provided in this Agreement, eCost shall assume responsibility for and pay all premiums, expenses and benefits relating to the eCost Welfare Plan with respect to claims incurred or premiums due from and after the Group Status Change Date by eCost Employees as well as their covered dependents.

(c) For the purposes of this Section 4.4, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

(d) The eCost Welfare Plan shall be responsible for making COBRA continuation coverage available with respect to the eCost Employees (and their covered dependents) subsequent to the Group Status Change Date.

ARTICLE 5

EQUITY COMPENSATION

5.1 PC Mall Stock Options. PC Mall Stock Options shall be treated as follows:

(a) As of the Distribution Date, each PC Mall Stock Option outstanding as of the Distribution Record Date and not exercised prior to the Distribution Date shall be adjusted as set forth in this Section 5.1. Each PC Mall Stock Option shall be converted (an “Adjusted Option”), as of the Distribution Date, into two options: an option (the “PC Mall Adjusted Option”) to purchase the same number of shares of PC Mall Common Stock covered by the PC Mall Stock Option and as to which the PC Mall Stock Option has not been exercised as of the Distribution Date (“PC Mall Option Number”) and an option (the “eCost Option”) to purchase a number of shares of eCost Common Stock equal to the PC Mall Stock Option Number times a fraction, the numerator of which is the total number of shares of eCost Common Stock distributed to PC Mall stockholders in the Distribution and the denominator of which is the total number of shares of PC Mall Common Stock outstanding on Distribution Record Date (the “Distribution Ratio”). The terms of the PC Mall Adjusted Option and the eCost Option (other than the exercise price and the number of shares) shall be substantially the same as the PC Mall Stock Option.

(b) The exercise prices per share for each PC Mall Adjusted Option and the eCost Option shall be established, as set forth in Schedule 5.1(b) hereto, in a manner so that: (a) the aggregate “intrinsic value” (i.e. the market value of the stock underlying the option, less the exercise price of such option, multiplied by the number of shares then covered by such option) after the Distribution of the PC Mall Adjusted Option plus the eCost Option is not greater than the intrinsic value of the related PC Mall Stock Option immediately prior to the Distribution, and (b) the ratio of the exercise price per option to the market value per share after the Distribution is not lower than the ratio of the exercise price of the PC Mall Stock Option to the market value per share of PC Mall Common Stock immediately prior to the Distribution. The determination of the exercise prices for each PC Mall Adjusted Option and eCost Option shall be made by PC Mall as advised by its professional advisors.

(c) The eCost Options to be granted with respect to each Adjusted Option shall be issued under the eCost 2004 Stock Incentive Plan, and eCost shall take all corporate action and make all required filings under applicable state blue sky laws and the Securities Act to (i) issue the eCost Options required under this Section 5.1 and (ii) to register or qualify the eCost Options and/or the underlying shares of eCost Common Stock so that the shares of eCost Common Stock acquired upon exercise of each eCost Option are freely tradable under the Securities Act (except for shares acquired by Affiliates of eCost) and each applicable state’s blue sky laws.

(d) The Board of Directors of PC Mall may determine that certain PC Mall Stock Options described above may not be adjusted as described above,

but instead shall be subject to such conditions as the Board of Directors of PC Mall (or the compensation committee thereof) shall determine to the extent necessary to avoid adverse tax consequences to option holders who are not U.S. residents.

(e) PC Mall and eCost acknowledge that the adjustment to PC Mall Stock Options under this Article V will be implemented in part by the issuance of the eCost Options under the terms of the eCost 2004 Stock Incentive Plan.

(f) After the Distribution Date, (i) PC Mall Stock Options, regardless of by whom held, shall be settled by PC Mall pursuant to the terms of the applicable PC Mall Stock Option Plans, and (ii) eCost Options, regardless of by whom held, shall be settled by eCost pursuant to the terms of the eCost 2004 Stock Incentive Plan.

5.2 Allocation of Liabilities. Except as provided in Article VII of the Tax Allocation and Indemnification Agreement, (a) eCost shall assume all liabilities with respect to awards granted pursuant to the eCost Option Plans, and (b) the PC Mall Group shall retain all other liabilities with respect to awards granted pursuant to the PC Mall Stock Option Plans (including, but not limited to, awards granted to PC Mall Retained Employees).

ARTICLE 6

EMPLOYEE TRANSITION

6.1 No-Hire Transition Period. Unless PC Mall and eCost otherwise mutually agree in writing, for the period beginning on the Offering Date and ending on the second anniversary thereof, neither eCost nor the PC Mall Group will, nor will they permit their applicable Affiliates to, solicit or hire any employee of the other or of the other’s Affiliates or any person who, within the six months immediately preceding such solicitation or hiring, was employed by the other or the other’s Affiliates.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. Article V of the Master Separation and Distribution Agreement shall govern the rights of PC Mall and eCost with respect to indemnification. The term “PC Mall Liabilities” in that Article shall be read to include all liabilities assumed or retained by the PC Mall Group pursuant to this Agreement. The term “eCost Liabilities” in that Article shall be read to include all liabilities assumed or retained by eCost pursuant to this Agreement.

ARTICLE 8

DISPUTE RESOLUTION

8.1 Dispute Resolution. Article IX of the Master Separation and Distribution Agreement shall govern the rights of the PC Mall Group and eCost with respect to dispute resolution.

ARTICLE 9

MISCELLANEOUS

9.1 Counterparts, Entire Agreement, Corporate Power. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

9.2 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California (other than as to its laws of arbitration which shall be governed under the United States Arbitration Act, 9 U.S.C. §§ 1-14, as the same may be amended from time to time, or other applicable federal law pursuant to Article IX of the Separation Agreement), irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

9.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

9.4 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties’ respective Groups.

9.5 Notices. All notices, requests, demands, waivers and other communications under this Agreement, any Ancillary Agreement or the Tax Indemnification and Allocation Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

If to PC Mall, to:	PC Mall, Inc. 2555 West 190th Street, Suite 201 Torrance, California 90504 Attention: Chief Executive Officer Fax No.: (310) 354-[_______]

with a copy to:	PC Mall, Inc. 2555 West 190th Street, Suite 201 Torrance, California 90504 Attention: General Counsel Fax No.: (310) 354-[_______]

If to eCOST:	eCOST.com, Inc. 2555 West 190th Street, Suite 106 Torrance, California 90504 Attention: Chief Executive Officer Fax No.: (310) 354-[________]

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 10.5 constitute notice for service of process.

9.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

9.7 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

9.8 Expenses. eCOST shall pay all third-party costs, fees and expenses relating to the performance of its obligations under this Agreement.

9.9 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

9.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

9.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.13 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

9.14 Cooperation. PC Mall and eCost agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to promptly (i) comply with all requirements of this Agreement, ERISA, the Code and other laws and regulations which may be applicable to the matters addressed herein, and (ii) subject to applicable law, provide each other with such information reasonably requested by the other Party to assist the other Party in administering its Plans and complying with applicable law and regulations and the terms of this Agreement.

9.15 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Group Status Change Date.

9.16 Fiduciary Matters; Consent of Third Parties. PC Mall and eCost each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, PC Mall and eCost shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, PC Mall and eCost shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

9.17 Governmental Notices; Cooperation. Notwithstanding anything in this Agreement to the contrary, all actions contemplated herein which are to be consummated pursuant to this Agreement shall be subject to such notices to, and/or approvals by, the Internal Revenue Service (or any other governmental agency or entity) as are required or deemed appropriate by the sponsor of the applicable Plan. Each of PC Mall and eCost agrees to use its commercially reasonable efforts to cause all such notices and/or approvals to be filed or obtained, as the case may be. Each party hereto shall reasonably cooperate with the other parties with respect to any government filings, employee notices or any other actions reasonably necessary to maintain and implement the Plans covered by this Agreement.

9.18 Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

PC MALL, INC.

By:
Name:
Title:

ECOST.COM, INC.

By:
Name:
Title:

Schedule 5.1(b)

The exercise prices for each PC Mall Adjusted Option and eCost Option will be determined as follows:

1. Calculate the aggregate intrinsic value of the PC Mall Stock Option immediately prior to the Distribution and determine the ratio of the exercise price for the PC Mall Stock Option to the market value of PC Mall Common Stock immediately prior to the Distribution (the “Pre-Distribution Exercise Price to Market Price Ratio”).

2. Calculate the preliminary PC Mall Adjusted Option exercise price by dividing (x) the market value of PC Mall Common Stock (without eCost) immediately after the Distribution by (y) the sum of (i) the market value of PC Mall Common Stock immediately after the Distribution and (ii) the market value of eCost Common Stock immediately after the Distribution multiplied by the Distribution Ratio, and multiplying the result by the exercise price for the PC Mall Stock Option.

3. Divide the preliminary PC Mall Adjusted Option exercise price by the market value of PC Mall Common Stock immediately after the Distribution to determine the “PC Mall Adjusted Exercise Price to Market Price Ratio.” If the PC Mall Adjusted Exercise Price to Market Price Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary PC Mall Adjusted Option exercise price to align the PC Mall Adjusted Exercise Price to Market Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final Adjusted PC Mall Option exercise price.

4. Calculate the preliminary eCost Option exercise price by multiplying the exercise price for the PC Mall Stock Option by the result obtained by dividing (z) one minus the fraction calculated in paragraph 2 above by (w) the Distribution Ratio.

5. Divide the preliminary eCost Option exercise price by the market value of eCost Common Stock immediately after the Distribution to determine the “eCost Adjusted Exercise Price to Market Price Ratio.” If the eCost Adjusted Exercise Price to Market Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary eCost Option exercise price to align the eCost Adjusted Exercise Price to Market Price Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final eCost Option exercise price.

6. Add the aggregate intrinsic values of the Adjusted PC Mall Option and eCost Option and compare the sum to the aggregate intrinsic value calculated in paragraph 1 above and make final adjustments, if necessary, so that the aggregate intrinsic values of the Adjusted PC Mall Option and eCost Option do not exceed the original aggregate intrinsic value of the PC Mall Stock Option.